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                                                                     EXHIBIT 99

                            [LOGO OF PAMECO CORP.]

CONTACT:

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
Lora Trent          Van Negris / Philip J. Denning
Pameco Corporation  Kehoe, White, Van Negris & Company, Inc.
(770) 798-0600      (212) 396-0606
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FOR IMMEDIATE RELEASE

       Pameco's Board of Directors Approves 1-for-3 Reverse Stock Split
                    and Elimination of Class B Common Stock

NORCROSS, GA--JULY 21, 2000--Pameco Corporation (NYSE: PCN), a Georgia corporation (the "Company"), announced today that it completed a reincorporation of Pameco into the State of Delaware by effecting a merger with and into its wholly owned subsidiary, Pameco Acquisition Corporation, a Delaware corporation (the "Surviving Corporation").

In connection with the reincorporation and pursuant to the merger, the holders of the outstanding shares of Class A and Class B Common Stock of the Company will each receive one share of Common Stock of the Surviving Corporation for every three shares of Class A and Class B Common Stock held by them, resulting in a one-for-three reverse stock split and the elimination of the supervoting Class B Common Stock. Additionally, the holders of the Company's outstanding Series A Preferred Stock will be converted into a like number of shares of Series A Preferred Stock of the Surviving Corporation having the same terms and conditions except that, in order to give effect to the one-for-three reverse stock split, the initial conversion price of the Surviving Corporation's Series A Preferred Stock equaled three times the conversion price of the Company's Series A Preferred Stock in effect at the tie of the merger. Pursuant to the merger, the number of authorized shares of Common Stock was decreased to 20,000,000 while the number of authorized shares of preferred stock remained at 5,000,000.

In connection with the merger, the Surviving Corporation changed its name to Pameco Corporation and its Common Stock trades on the New York Stock Exchange under the symbol "PCN".

Pameco is one of the largest national distributors of HVAC systems and equipment and refrigeration products in the United States, with predecessor corporations dating back to 1931, and has established a leading position in the consolidating distribution segment of the climate control industry. Pameco's products include a complete range of heating, air conditioning and refrigeration ("HVAC/R") equipment, parts and supplies for the light commercial and residential HVAC markets and commercial refrigeration market. The products sold by Pameco are used principally for the repair and replacement of existing HVAC/R and for new construction.

Note: Additional information about Pameco Corporation is available on Pameco's World Wide Web site on the Internet located at http://www.pameco.com.